-----------------------------------
                                                        OMB APPROVAL
                                             -----------------------------------
                                             OMB Number:               3235-0145
                                             Expires:           October 31, 2002
                                             Estimated average burden
                                             Hours per response.............14.9
                                             -----------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                  CARDIMA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    14147M106
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 8 Pages

-----------------------------------
CUSIP No. 14147M106
-----------------------------------

================================================================================
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          David W. Tice & Associates, Inc. - 75-2476962
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
          (SEE INSTRUCTIONS)                                             (b) [ ]

          Not Applicable
--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               0
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              0
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              2,608,632
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                0
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,608,632(1)
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

          Not Applicable
--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.0%(1)
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IA
================================================================================


(1) The percent ownership calculated is based upon an aggregate of 37,548,210 shares outstanding as of November 12, 2001.


                               Page 2 of 8 Pages

-----------------------------------
CUSIP No. 14147M106
-----------------------------------

================================================================================
    1     NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Prudent Bear Funds, Inc. - 39-1837741
--------  ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
          (SEE INSTRUCTIONS)                                             (b) [ ]

          Not Applicable
--------  ----------------------------------------------------------------------
    3     SEC USE ONLY

--------  ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
--------------------------------------------------------------------------------
 NUMBER OF        5     SOLE VOTING POWER

   SHARES               2,608,632
              --------  --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

  OWNED BY              0
              --------  --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER

 REPORTING              0
              --------  --------------------------------------------------------
   PERSON         8     SHARED DISPOSITIVE POWER

    WITH                0
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,608,632(1)
--------  ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

          Not Applicable
--------  ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.0%(1)
--------  ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IV
================================================================================

(1) The percent ownership calculated is based upon an aggregate of 37,548,210 shares outstanding as of November 12, 2001.


                               Page 3 of 8 Pages

-----------------------------------
CUSIP No. 14147M106
-----------------------------------


Item 1(a).          Name of Issuer:
----------          ---------------

                    Cardima, Inc.

Item 1(b).          Address of Issuer's Principal Executive Offices:
----------          ------------------------------------------------

                    47266 Benicia Street
                    Fremont, CA  94538-7330

Item 2(a).          Name of Person Filing:
----------          ----------------------

                    The persons filing this Schedule 13G are (i) David W. Tice & Associates, Inc., an investment adviser registered under
                    Section 203 of the Investment Advisers Act of 1940 and (ii) Prudent Bear Funds, Inc., an investment company registered under the Investment Company Act of 1940. Attached as
                    Exhibit 1 hereto, which is incorporated by reference herein, is an agreement between David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. that this Schedule 13G is filed on behalf of each of them.

Item 2(b).          Address of Principal Business Office or, if none, Residence:
----------          ------------------------------------------------------------

                    8140 Walnut Hill Lane, Suite 300
                    Dallas, Texas  75231

                    (for both David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc.)

Item 2(c).          Citizenship:
----------          ------------

                    David W. Tice & Associates, Inc. is a Texas corporation. Prudent Bear Funds, Inc. is a Maryland corporation.

Item 2(d).          Title of Class of Securities:
----------          -----------------------------

                    Common Stock

Item 2(e).          CUSIP Number:
----------          -------------

                    14147M106


                               Page 4 of 8 Pages

-----------------------------------
CUSIP No. 14147M106
-----------------------------------


Item 3.             If this statement is filed pursuant to Rules 13d-1(b), or
-------             ----------------------------------------------------------
                    13d-2(b) or (c), check whether the person filing is a:
                    ------------------------------------------------------

                    [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
                    [ ]  Bank as defined in section 3(a)(6) of the Act
                         (15 U.S.C. 78c).
                    [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
                    [X] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
                    [X] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).
                    [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
                    [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).
                    [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                    [ ]  Group, in accordance with Section
                         240.13d-1(b)(1)(ii)(J).

Item 4.             Ownership
-------             ---------

                    David W. Tice & Associates, Inc.
                    --------------------------------

                    (a)  Amount Beneficially Owned: 2,608,632*

                    (b)  Percent of Class:  7.0%

                    (c)  Number of shares as to which such person has:

                         (i)    sole power to vote or to direct the vote:    -0-

                         (ii)   shared power to vote or to direct the vote:  -0-

                         (iii)  sole power to dispose or to direct the
                                disposition of:                        2,608,632

                         (iv)   shared power to dispose or to direct the
                                disposition of:                              -0-


------------

* David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. share beneficial ownership over the same 2,608,632 shares.


                               Page 5 of 8 Pages

-----------------------------------
CUSIP No. 14147M106
-----------------------------------


                    Prudent Bear Funds, Inc.
                    ------------------------

                    (a)  Amount Beneficially Owned:                   2,608,632*

                    (b)  Percent of Class:                                  7.0%

                    (c)  Number of shares as to which such person has:

                         (i)    sole power to vote or to direct
                                the vote:                              2,608,632

                         (ii)   shared power to vote or to direct the
                                vote:                                        -0-

                         (iii)  sole power to dispose or to direct the
                                disposition of:                              -0-

                         (iv)   shared power to dispose or to direct
                                the disposition of:                          -0-

Item 5.             Ownership of Five Percent or Less of a Class.
------              --------------------------------------------

                    N/A

Item 6.             Ownership of More than Five Percent on Behalf of Another
------              --------------------------------------------------------
                    Person.
                    ------

                    N/A

Item 7.             Identification and Classification of the Subsidiary Which
------              ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company.
                    ---------------

                    N/A

Item 8.             Identification and Classification of Members of the Group.
------              ---------------------------------------------------------

                    N/A

Item 9.             Notice of Dissolution of Group.
------              ------------------------------

                    N/A



------------

* David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. share beneficial ownership over the same 2,608,632 shares.


                               Page 6 of 8 Pages

-----------------------------------
CUSIP No. 14147M106
-----------------------------------


Item 10.  Certification.
-------   -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          Exhibits.
          --------

          1.   Agreement to file Schedule 13G jointly.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 5, 2002


DAVID W. TICE & ASSOCIATES, INC.


By:  /s/ David W. Tice
   --------------------------------------
   David W. Tice, President



PRUDENT BEAR FUNDS, INC.


By:  /s/ David W. Tice
   --------------------------------------
   David W. Tice, President



                               Page 7 of 8 Pages